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                                                                      EXHIBIT 11

                      FIRST TENNESSEE NATIONAL CORPORATION
                           PRIMARY EARNINGS PER SHARE
                      AND FULLY DILUTED EARNINGS PER SHARE


                                                                   Three Months Ended
                                                                       March 31
                                                          ---------------------------------

    Computation for Statements of Income:                      1995             1994
    -----------------------------------------------       -------------     -------------
    Per statements of income (Thousands):
               Net income                                  $    31,614       $    39,804
                                                           ===========       ===========
   Per statements of income:
               Weighted average shares outstanding          34,108,647        34,289,291
                                                           ===========       ===========
    Primary earnings per share (a):
               Net income                                  $       .93       $      1.16
                                                           ===========       ===========
    Additional Primary computation
    -----------------------------------------------
    Adjustment to weighted average shares
               outstanding:
               Weighted average shares outstanding
                 per primary computation above              34,108,647        34,289,291
               Add dilutive effect of outstanding
                 options (as determined by the
                 application of the treasury stock
                 method)                                       459,090           500,150
                                                           -----------       -----------
               Weighted average shares outstanding,
                 as adjusted                                34,567,737        34,789,441
                                                           ===========       ===========

    Primary earnings per share, as adjusted (b):
               Net income                                  $       .91       $      1.14
                                                           ===========       ===========
    Additional Fully Diluted Computation
    -----------------------------------------------
    Adjustment to weighted average share
               outstanding:
               Weighted average shares outstanding
                 per primary computation above              34,567,737        34,789,441
               Additional dilutive effect of outstanding
                 options (as determined by the application
                 of the treasury stock method)                  20,322               132
               Weighted average shares outstanding,        -----------       -----------
                 as adjusted                                34,588,059        34,789,573
                                                           ===========       ===========
    Fully diluted earnings per share, as adjusted (b):
               Net income                                  $       .91       $      1.14
                                                           ===========       ===========

    (a) These figures agree with the related amounts in the statements of income.
    (b) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.